CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Securities due 2021	$5,000,000	$579.50

April 2017

Pricing Supplement No. 1,467

Registration Statement Nos. 333-200365; 333-200365-12

Dated April 11, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger Securities will pay no interest, do not guarantee the return of any of the stated principal amount and have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the basket. If the basket has remained unchanged or depreciated in value, but the final basket value is greater than or equal to the trigger level, the Trigger Securities will redeem for par. However, if the basket has depreciated in value so that the final basket value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the basket value over the term of the Trigger Securities. Under these circumstances, the payment at maturity will be less than 50% of the principal amount and could be zero. There is no minimum payment at maturity, and you could lose your entire investment in the Trigger Securities. The Trigger Securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss that applies only if the final basket value is greater than or equal to the trigger level. The Trigger Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some of your investment. These Trigger Securities are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
	Issuer:			Morgan Stanley Finance LLC
	Guarantor:			Morgan Stanley
	Maturity date:			April 15, 2021
	Original issue price:			$10 per Trigger Security
	Stated principal amount:			$10 per Trigger Security
	Pricing date:			April 11, 2017
	Original issue date:			April 18, 2017 (5 business days after the pricing date)
	Aggregate principal amount:			$5,000,000
	Interest:			None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)		SPX	60%	2,353.78	0.025490912
	EURO STOXX 50® Index (the “SX5E Index”)		SX5E	30%	3,470.04	0.008645433
	MSCI Emerging Market IndexSM (the “MXEF Index”)		MXEF	10%	954.44	0.010477348
We refer to the SX5E Index, the SPX Index and the MXEF Index, collectively as the underlying indices and the basket components.
	Payment at maturity (per Trigger Security):			▪ If the final basket value is greater than the initial basket value: $10 x basket performance factor
▪ If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level: $10

▪         If the final basket value is less than the trigger level:

$10 x basket performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10 and could be zero.

	Minimum payment at maturity:			None
	Basket performance factor:			final basket value / initial basket value
	Trigger level:			50, which is 50% of the initial basket value
	Initial basket value:			100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.
	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			April 12, 2021, subject to postponement for non-index business days and certain market disruption events.
	Basket closing value:			The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.
	Basket component closing value:			In the case of each underlying index, the index closing value as published by the index publisher.
	Multiplier:			The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger Securities. See “Basket—Multiplier” above.
	Listing:			The Trigger Securities will not be listed on any securities exchange.
	CUSIP / ISIN:			61766W212 / US61766W2127
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
	Estimated value on the pricing date:			$9.611 per Trigger Security. See “Investment Overview” on page 2.
	Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
	Per Trigger Security	$10	$0.25
			$0.05	$9.70
	Total	$5,000,000	$150,000	$4,850,000

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger Security.

(3)	See “Use of proceeds and hedging” on page 22.

The Trigger Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger Securities” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated February 16, 2016        Index Supplement dated January 30, 2017        Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

Investment Summary

Trigger Securities

The Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021 (the “Trigger Securities”) can be used:

▪	As an investment that offers upside exposure to any potential positive performance of the basket

▪	To achieve similar levels of upside exposure to the basket as a direct investment

▪	To provide limited protection against a loss of principal in the event of a decline in the value of the basket as of the valuation date, but only if the final basket value is greater than or equal to the trigger level

Maturity:	Approximately 4 years
Trigger level:	50% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger Securities.
Basket weightings:	60% for the SPX Index, 30% for the SX5E Index and 10% for the MXEF Index
Interest:	None

The original issue price of each Trigger Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Trigger Securities, which are borne by you, and, consequently, the estimated value of the Trigger Securities on the pricing date is less than $10. We estimate that the value of each Trigger Security on the pricing date is $9.611.

What goes into the estimated value on the pricing date?

In valuing the Trigger Securities on the pricing date, we take into account that the Trigger Securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Trigger Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger Securities?

In determining the economic terms of the Trigger Securities, including the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger Securities?

The price at which MS & Co. purchases the Trigger Securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger Securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger Securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

Key Investment Rationale

The Trigger Securities offer upside exposure to any positive performance of the basket, while providing limited protection against a decline in the value of the basket of up to 50%. Once the basket has decreased in value to below the trigger level of 50% of the initial basket value, investors are exposed to the full negative performance of the basket, resulting in a 1% of loss for every 1% decline in the basket over the term of the Trigger Securities. There is no minimum payment at maturity, and you could lose your entire investment in the Trigger Securities.

Upside Scenario	The basket increases in value, and, at maturity, the Trigger Securities redeem for the stated principal amount of $10 plus 100% of the basket return.
Par Scenario	The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $10 at maturity even though the basket has declined in value.
Downside Scenario	The basket declines in value by more than 50%, and, at maturity, the Trigger Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final basket value from the initial basket value. Under these circumstances, the payment at maturity will be less than 50% of the stated principal amount and could be zero. There is no minimum payment at maturity, and you could lose your entire investment in the Trigger Securities.

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Morgan Stanley Finance LLC

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

How the Trigger Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger Securities based on the following terms:

Stated principal amount:	$10 per Trigger Security
Trigger Level:	50% of the initial basket value
Minimum Payment at maturity:	None

Trigger Securities Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 100% of the appreciation of the basket over the term of the Trigger Securities.

▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $10 per Trigger Security.

▪  Downside Scenario. If the final basket value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final basket value from the initial basket value.

o	For example, if the basket depreciates 60%, investors will lose 40% of their principal and receive only $4.00 per Trigger Security at maturity, or 40% of the stated principal amount.

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Morgan Stanley Finance LLC

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger Securities.

▪	The Trigger Securities do not pay interest and do not guarantee the return of any of your principal. The terms of the Trigger Securities differ from those of ordinary debt securities in that the Trigger Securities do not pay interest and do not guarantee the return of any principal at maturity. If the final basket value is less than the trigger level (which is 50% of the initial basket value), the payment at maturity will be an amount in cash that is at least 50% less than the $10 stated principal amount of each Trigger Security, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the basket over the term of the Trigger Securities, without any buffer. There is no minimum payment at maturity, and you could lose your entire investment in the Trigger Securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger Securities in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Trigger Security if you try to sell your Trigger Securities prior to maturity.

▪	The Trigger Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger Securities. You are dependent on our ability to pay all amounts due on the Trigger Securities at maturity and therefore you are subject to our credit risk. The Trigger Securities are not guaranteed by any other entity. If we default on our obligations under the Trigger Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger Securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may decline in value. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

▪	The basket components are not equally weighted. The Trigger Securities are linked to a basket of three basket components, and the basket components have different weights in determining the value of the basket. The same percentage change in two of the basket components could therefore have different effects on the basket closing value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket component with the lesser weighting.

▪	Adjustments to the underlying indices could adversely affect the value of the Trigger Securities. The publisher of each underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Trigger Securities. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to

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Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Trigger Securities will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪	There are risks associated with investments in securities, such as the Trigger Securities, linked to the value of foreign (and especially emerging markets) equity securities. The EURO STOXX 50® Index and the MSCI Emerging Markets IndexSM are composed of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The level of the MXEF Index is subject to currency exchange risk. Because the level of the MXEF Index is based on the U.S. dollar value of its constituent stocks, holders of the Trigger Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the U.S. dollar strengthens against the currencies of the component securities of the MXEF Index, the level of the MXEF Index will be adversely affected and the payment at maturity may be reduced.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• the balance of payments; and

• the extent of governmental surpluses or deficits in the countries represented in the MXEF Index and the United States.

▪	All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MXEF Index, the United States and other countries important to international trade and finance.

▪	Investing in the Trigger Securities is not equivalent to investing in the basket components. Investing in the Trigger Securities is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM. Investors in the Trigger Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger Securities in the original issue price reduce the economic terms of the Trigger Securities, cause the estimated value of the Trigger Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger Securities in secondary market transactions will likely be significantly lower than the

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Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Principal at Risk Securities

original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger Securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Trigger Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger Securities than those generated by others, including other dealers in the market, if they attempted to value the Trigger Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger Securities in the secondary market (if any exists) at any time. The value of your Trigger Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Trigger Securities will not be listed on any securities exchange and secondary trading may be limited. The Trigger Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger Securities. MS & Co. may, but is not obligated to, make a market in the Trigger Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger Securities, the price at which you may be able to trade your Trigger Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger Securities, it is likely that there would be no secondary market for the Trigger Securities. Accordingly, you should be willing to hold your Trigger Securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger Securities. As calculation agent, MS & Co. has determined the initial basket component values and the multipliers, will determine the final basket value, including whether the basket has decreased in value to below the trigger level, and will calculate the basket performance factor and the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Trigger Securities – Postponement of the Valuation Date," "– Postponement of the Maturity Date,” “– Discontinuance of any of the underlying indices; aleration of method of calculation,” “–Calculation Agent” and related definitions below. In addition, MS & Co. has determined the estimated value of the Trigger Securities on the pricing date.

▪  Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger Securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger Securities (and possibly to other instruments linked to the basket components or component stocks of the S&P 500® Index, the EURO STOXX 50® Index or the MSCI Emerging Markets IndexSM), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger Securities, and the hedging

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Principal at Risk Securities

strategy may involve greater and more frequent adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at or above which the basket components must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger Securities. Additionally, such hedging or trading activities during the term of the Trigger Securities, including on the valuation date, could adversely affect the values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger Securities are uncertain Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger Securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Trigger Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger Securities, the timing and character of income on the Trigger Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Basket Overview

The basket consists of the S&P 500® Index (“SPX Index”), the EURO STOXX 50® Index (“SX5E Index”) and the MSCI Emerging Markets IndexSM (“MXEF Index”) and offers exposure to price movements in the U.S. and international equity markets.

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

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Information as of market close on April 11, 2017:

Basket Component Information as of April 11, 2017
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	2,353.78	2,041.99	(on 3/1/2017): 2,395.96	(on 6/27/2016): 2,000.54
SX5E Index	SX5E	3,470.04	2,924.23	(on 3/31/2017): 3,500.93	(on 6/27/2016): 2,697.44
MXEF Index	MXEF	954.44	824.01	(on 3/21/2017): 973.08	(on 5/19/2016): 781.84

The following graph is calculated based on an initial basket value of 100 on January 1, 2012 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the Trigger Securities, nor does it attempt to show your expected return on an investment in the Trigger Securities. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2012 to April 11, 2017

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2012 through April 11, 2017. The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period. The closing values for each of the basket components on April 11, 2017 were: (i) in the case of the SPX Index, 2,353.78, (ii) in the case of the SX5E Index, 3,470.04, and (iii) in the case of the MXEF Index, 954.44. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

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S&P 500® Index Daily Index Closing Values January 1, 2012 to April 11, 2017

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,238.83	2,362.72
Second Quarter (through April 11, 2017)	2,362.72	2,352.95	2,353.78

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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EURO STOXX 50® Index Daily Index Closing Values January 1, 2012 to April 11, 2017

EURO STOXX 50® Index	High	Low	Period End
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,267.52	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter (through April 11, 2017)	3,500.93	3,470.04	3,470.04

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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MSCI Emerging Markets IndexSM Daily Closing Prices January 1, 2012 to April 11, 2017

MSCI Emerging Markets IndexSM	High	Low	Period End
2012
First Quarter	1,079.94	917.08	1,041.45
Second Quarter	1,055.63	882.46	937.35
Third Quarter	1,014.07	905.65	1,002.66
Fourth Quarter	1,055.20	969.82	1,055.20
2013
First Quarter	1,082.68	1,015.47	1,034.90
Second Quarter	1,061.09	883.34	940.33
Third Quarter	1,022.54	905.96	987.46
Fourth Quarter	1,044.66	979.88	1,002.69
2014
First Quarter	1,002.66	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter (through April 11, 2017)	969.22	954.44	954.44

The “MSCI Emerging Markets IndexSM” is a trademark of MSCI. For more information, see “MSCI International Equity Indices” in the accompanying index supplement.

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Additional Information About the Trigger Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
SPX index publisher	S&P Dow Jones Indices
SX5E index publisher:	STOXX Limited
MXEF index publisher:	MSCI Inc.
Book entry security or certificated security:	Book entry. The Trigger Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the Trigger Securities. Your beneficial interest in the Trigger Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the Trigger Securities, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Interest:	None
Minimum ticketing size:	$1,000 / 100 Trigger Securities

United States Federal Taxation:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Trigger Securities. This discussion applies only to investors in the Trigger Securities who:

•     purchase the Trigger Securities in the original offering; and

•     hold the Trigger Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the Trigger Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Trigger Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Trigger Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Trigger Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Trigger Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the

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case of a USRPHC, upon the sale, exchange or settlement of the Trigger Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Trigger Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Trigger Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger Securities or instruments that are similar to the Trigger Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger Securities (including possible alternative treatments of the Trigger Securities). Unless otherwise stated, the following discussion is based on the treatment of the Trigger Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger Security that is, for U.S. federal income tax purposes:

•    a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Trigger Securities

Assuming the treatment of the Trigger Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Trigger Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger Securities should equal the amount paid by the U.S. Holder to acquire the Trigger Securities.

Sale, Exchange or Settlement of the Trigger Securities. Upon a sale, exchange or settlement of the Trigger Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Trigger Securities should be long-term capital gain or loss if the U.S. Holder has held the Trigger Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger Securities

Due to the absence of authorities that directly address the proper tax treatment of the Trigger Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the

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treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Trigger Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Trigger Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Trigger Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Trigger Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Trigger Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Trigger Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Trigger Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Trigger Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Trigger Securities and the payment of proceeds from a sale, exchange or other disposition of the Trigger Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger Security that is, for U.S. federal income tax purposes:

•    an individual who is classified as a nonresident alien;

•    a foreign corporation; or

•    a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•    certain former citizens or residents of the United States; or

•    a holder for whom income or gain in respect of the Trigger Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger Securities.

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Tax Treatment upon Sale, Exchange or Settlement of the Trigger Securities

In general. Assuming the treatment of the Trigger Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Trigger Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Trigger Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger Securities would not be subject to U.S. federal withholding tax, provided that:

•    the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•    the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•    the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•    the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger Security (or a financial institution holding a Trigger Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Trigger Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Trigger Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an

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individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Trigger Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Trigger Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Trigger Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Trigger Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Trigger Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the Trigger Securities. If withholding applies to the Trigger Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Trigger Securities.

The discussion in the preceding paragraphs , insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger Securities.

Trustee:	The Bank of New York Mellon
Calculation agent:

The calculation agent for the Trigger Securities will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Trigger Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the Trigger Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the Trigger Securities, including with respect to certain determinations and judgments that the calculation agent must make in determining, among other things, the payment that you will receive at maturity, if any, or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of any of the underlying indices; alteration of method of calculation”. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:	With respect to each underlying index, any day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
Index closing value:	With respect to any of the underlying indices, the index closing value for such underlying index on any index business day will be determined by the calculation agent and will equal the official closing value

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of such underlying index, or any Successor Index for such underlying index (as defined under “— Discontinuance of any of the underlying indices; alteration of method of calculation” below), published at the regular official weekday close of trading on that index business day by the index publisher for such underlying index. In certain circumstances, the index closing value will be based on the alternate calculation of the relevant underlying index described under “— Discontinuance of any of the underlying indices; alteration of method of calculation.”
Market disruption event:

Market disruption event means, with respect to any of the underlying indices:

(i)   the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or the Successor Index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the such underlying index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; or

(ii)   a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Trigger Securities.

For the purpose of determining whether a market disruption event with respect to any of the underlying indices exists at any time, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event with respect to any of the underlying indices exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:	With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such underlying index, or any Successor Index to such underlying index, and (ii) any futures or options contracts related to such underlying index or to any security then included in such underlying index.
Postponement of the valuation date:

The valuation date is subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If the scheduled valuation date is not an index business day with respect to any basket component or if a market disruption event occurs on the valuation date with respect to any basket component, the valuation date solely for such affected basket component shall be postponed and the basket component closing value with respect to such affected basket component shall be determined on the immediately succeeding index business day on which no market disruption event occurs with respect to such affected basket component.  The basket closing value shall be determined on the valuation date as so postponed; provided that the basket component closing value for any affected basket component shall not be determined on a date later than the fifth scheduled index business day after

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the scheduled valuation date. If such date is not an index business day or if there is a market disruption event with respect to the affected basket component on such date, the calculation agent shall determine the index closing value of such underlying index on such date in accordance with the formula for calculating such underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting such underlying index.
Postponement of the maturity date:	If, due to a market disruption event or otherwise, the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date shall be postponed to the second business day following that valuation date as postponed, by which date the basket component closing value of each basket component shall have been determined.
Discontinuance of any of the underlying indices; alteration of method of calculation:

If the index publisher for any of the underlying indices discontinues publication of its respective underlying index and such index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “Successor Index”), then any subsequent index closing value for the discontinued underlying index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and to the extent the index closing value of the Successor Index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the relevant initial basket component value and multiplier.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Trigger Securities, within three trading days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Trigger Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the index publisher for any of the underlying indices discontinues publication of its respective underlying index prior to, and such discontinuance is continuing on, the valuation date and the calculation agent determines, in its sole discretion, that no Successor Index is available for such underlying index at such time, then the calculation agent will determine the index closing value for such date. The index closing value for the discontinued underlying index will be computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying indices may adversely affect the value of the Trigger Securities.

If at any time the method of calculating any of the underlying indices or a Successor Index, or the value thereof, is changed in a material respect, or if any of the underlying indices or a Successor Index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of such underlying index or Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the basket component closing value for such underlying index with reference to such underlying index or Successor Index, as adjusted. Accordingly, if the method of calculating any of the underlying indices or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the Trigger Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Trigger Securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger Securities as of

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that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger Securities. That cost will equal:

•   the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•   the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Trigger Securities, which we describe below, the holders of the Trigger Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•   no quotation of the kind referred to above is obtained, or

•   every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the Acceleration Amount will equal the principal amount of the Trigger Securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•   A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•   P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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Use of proceeds and hedging:

The proceeds from the sale of the Trigger Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Trigger Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger Securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger Securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the underlying indices and in futures and/or options contracts on the basket components or component stocks of the underlying indices listed on major securities markets. Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at or above which the basket components must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger Securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures and/or options contracts on the basket components or component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the Trigger Securities or the payment you will receive at maturity, if any.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger Securities.

Because we may be considered a party in interest with respect to many Plans, the Trigger Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its

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purchase and holding of the Trigger Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger Securities are contractual financial instruments. The financial exposure provided by the Trigger Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger Securities. The Trigger Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger Securities.

Each purchaser or holder of any Trigger Securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger Securities, (B) the purchaser or holder’s investment in the Trigger Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger Securities and (B) all hedging transactions in connection with our obligations under the Trigger Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger Securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger Securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Trigger Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each Trigger Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Trigger Security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the

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Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Trigger Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Trigger Securities. Specifically, the agent may sell more Trigger Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Trigger Securities, for its own account. The agent must close out any naked short position by purchasing the Trigger Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Trigger Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Trigger Securities or the securities underlying the underlying indices in the open market to stabilize the price of the Trigger Securities. Any of these activities may raise or maintain the market price of the Trigger Securities above independent market levels or prevent or retard a decline in the market price of the Trigger Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Trigger Securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the Trigger Securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL and Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the prospectus supplement, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Prospectus Supplement dated February 16, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the prospectus supplement, in the index supplement or in the prospectus.

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